Exhibit 10.24

July 26, 2010

BY EMAIL

Gregory Woods, Esq.

General Counsel

THE FIRST MARBLEHEAD CORPORATION

800 Boylston Street, 34th Floor

Boston, MA  02199-8157

RE:	Letter Agreement for Resignation of Stein Skaane
from The First Marblehead Corporation

Dear Mr. Woods:

This letter serves to confirm the terms and conditions pertaining to the resignation of Stein Skaane (hereinafter, “Employee”) from any office, directorship or other position that he holds with The First Marblehead Corporation and its affiliates (hereinafter, collectively, the “Company”), including First Marblehead Data Services, Inc. and The National Collegiate Funding II, LLC.   The Effective Date of his resignation shall be July 22, 2010 (hereinafter, the “Effective Date”).

As an inducement to the execution and delivery of this resignation letter, its exhibits and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and shall be conclusively presumed, the parties hereby accept the terms and conditions stated herein below and incorporate by reference the various exhibits as expressly stated.  It is the intention of each signatory that this resignation letter tendered by the Employee and its acceptance by the Company shall be deemed a contract enforceable pursuant to the laws of the Commonwealth of Massachusetts, that the exhibits be deemed an integral part of this letter agreement, that each signatory possesses the requisite authority to sign the same and its exhibits, and that each of this resignation letter and its exhibits is the product of a negotiation by each party with the advice of independent counsel such that neither party shall be entitled to any presumption or disadvantage as being the author or drafter of the same.

Reference is made to that certain Non-Disparagement Agreement attached hereto and incorporated herein as Exhibit A.  Each of the Employee and the Company will cause originals of the same to be properly executed in duplicate and thereafter delivered to the other party.  Each party shall be bound and shall otherwise comply with the terms and conditions expressly stated therein.

By no later than the end of the current payroll period, the Employee will be paid by the Company for unused and accrued vacation in the gross amount of $23,661.72 which amounts to a net payment after taxes of $15,669.94.  Effective as of the Effective Date, the Employee shall be considered to have elected to continue receiving group medical and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  During the period from the Effective Date through December 31, 2010, the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage paid in accordance with the Company’s regular payroll practice for group medical and dental insurance (the “Company Contribution”).  The remaining balance of any premium costs, and all premium costs after December 31, 2010, shall be paid by the Employee on a monthly basis for as long as, and to the extent that, the Employee remains eligible for COBRA continuation (the “Employee Contribution”).  Notwithstanding anything to the contrary herein, the Company’s obligation to pay the Company Contribution is expressly conditioned on the timely payment by the Employee of the Employee Contribution. All other benefits, including life insurance and long-term disability, will cease upon the Effective Date subject to any conversion rights that may otherwise exist under any applicable policy.  The Employee acknowledges and agrees that he is not entitled to, and shall not, receive any severance benefits from the Company, other than payment for his final wages, reimbursement of business expenses and any unused vacation time accrued through the Effective Date, and further acknowledges and agrees that he shall have no claim to any non-vested ownership interest in the Company contractual or otherwise, including, but not limited to, claims to stock, restricted stock units or stock options.

The Employee and Company acknowledge and affirm their respective obligations under, and shall continue to be bound by the terms and conditions of, the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated September 12, 2005 (the “Non-Competition Agreement”), including obligations of the Employee to keep confidential and not disclose any and all non-public information concerning the Company that he acquired during the course of his employment with FMC, including any non-public information concerning the Company’s business affairs, prospects and financial condition.  The parties agree and acknowledge that a true and accurate copy of the Non-Competition Agreement is attached hereto as Exhibit B.

The Employee hereby covenants that he will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers), identification and any other Company-owned property in his possession or control.  He also represents that he has left intact all electronic First Marblehead documents, including but not limited to, those that the Employee developed or helped develop during his employment.  The Employee further confirms that he has cancelled, or has provided all information necessary for the Company to cancel, all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.  The Company confirms it will pay in a timely manner all outstanding business-related balances incurred by the Employee prior to the Effective Date, and close out any credit cards issued by the Company to the Employee in a timely manner.  Additionally, the Company will deliver the Employee’s personal property promptly.  The Employee shall reimburse the Company promptly for outstanding charges, if any, incurred by the Employee that are not business-related.

The Company may file this resignation letter, including any exhibits, with any regulatory or self-regulatory entity having jurisdiction over the Company, including but not limited to the U.S. Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission.

Each party represents to the other that this letter agreement shall be binding upon and shall inure to the benefit of their respective heirs, successors and assigns.

Effective as of July 22, 2010.

THE COMPANY:		EMPLOYEE:

THE FIRST MARBLEHEAD CORPORATION		STEIN SKAANE

By:	/s/ Daniel Meyers	By:	/s/ Stein Skaane
	Daniel Meyers		Stein Skaane
Chairman and Chief Executive Officer
Duly Authorized

NON-DISPARAGEMENT AGREEMENT

THIS NON-DISPARAGEMENT AGREEMENT (“Agreement”) is made as of this 22nd day of July, 2010 (the “Effective Date”), by and between Stein Skaane (the “Employee”) and THE FIRST MARBLEHEAD CORPORATION, a Delaware corporation having a place of business at 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199-8157 (“FMC” and together with its subsidiaries and affiliates, including any securitization trust facilitated by FMC, “First Marblehead”).

WHEREAS, the Employee serves as an employee and executive officer of FMC pursuant to that certain letter agreement dated September 4, 2001; and

WHEREAS, the parties desire to set forth certain terms and conditions relating to the resignation of the Employee’s employment and positions with First Marblehead.

NOW, THEREFORE, in consideration of the exchange of promises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree to the terms and conditions of this Agreement as follows:

1.                                  Employee Non-Disparagement. The Employee shall not make any false, disparaging or derogatory statements to any individual, media outlet, industry group, financial institution or current or former employee, consultant, client or customer of First Marblehead regarding: (a) First Marblehead, (b) any current, former or future director, officer, employee, agent or representative of First Marblehead (each, a “Person”), (c) the business affairs and financial condition of First Marblehead or (d) the circumstances surrounding the resignation of the Employee’s employment and positions with First Marblehead; provided, however, that nothing herein shall prevent the Employee from complying with requirements of law.

2.                                  First Marblehead Non-Disparagement. FMC shall instruct its directors and those of its officers who have knowledge of this Agreement not to make any false, disparaging or derogatory statements to any individual, media outlet, industry group, financial institution or current or former employee, consultant, client or customer of First Marblehead regarding the circumstances surrounding the Employee’s resignation of his employment and positions with First Marblehead; provided, however, that nothing herein shall prevent First Marblehead or any Person from complying with requirements of law.

3.                                  Choice of Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to the conflict of law provisions thereof. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

4.                                       Counterparts. For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Disparagement Agreement as of the day and year first written above.

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Daniel Meyers	By:	/s/ Stein Skaane
	Daniel Meyers		Stein Skaane
Chairman and Chief Executive Officer

 FirstMarblehead

INVENTION, NON-DISCLOSURE, NON COMPETITION AND NON-SOLICITATON AGREEMENT

This Agreement is made between The First Marblehead Corporation, a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and “Stein Skaane” (the “Employee”).

Employee name

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1. Proprietary Information

a) The Employee agrees that all information, whether or not in writing, of a confidential nature concerning the Company’s business (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

b) The Employee agrees that all materials containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b)

above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

2. Developments

a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of author ship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

c) The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3. Other Agreements

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

4. Non-Competition and Non-Solicitation

While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was employed by the Company; or

b) Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Employee to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit for employment, or hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer.

5. No Employment Contract

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his/her employment will continue for any period of time.

6. Miscellaneous

a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

b) If the Employee violates the provisions of Section 4, the Employee shall continue to be bound by the restrictions set forth in Section 4 until a period of one year has expired without any violation of such provisions.

c) If any restriction set forth in Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may he enforceable.

d) This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

e) This Agreement will be binding upon the Employee’s heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

f) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

g) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to specific performance of the provisions of this Agreement and shall have the right to obtain an injunction from a court restraining such a breach or threatened breach, and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

h) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the

Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

THE FIRST MARBLEHEAD CORPORATION

Date:	9/8/05
By:	/s/ Robin Camara
Print Name: Robin Camara
Title: Senior Vice President, Human Resources

EMPLOYEE
Date:	9/12/05
Employee Signature:	/s/ Stein Skaane